The Prudential Series Fund, Inc.
For the fiscal period ended 12/31/08
File number 811-03623

                             SUB-ITEM 77D
              Policies With Respect to Security Investment

THE PRUDENTIAL SERIES FUND
Diversified Conservative Growth Portfolio

Supplement dated August 22, 2008 to the Prospectus dated May 1, 2008

This supplement sets forth certain changes to the Prospectus of The Prudential Series Fund (the Fund) dated May 1, 2008 with respect to the indicated Portfolio of the Fund. The Portfolio discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Fund's Prospectus and should be retained for future reference.

I. Addition of Quantitative Management Associates LLC, Jennison
Associates LLC, and Prudential Investment Management, Inc. as a subadviser to the Diversified Conservative Growth Portfolio.

Shareholders recently approved a new subadvisory agreement among Prudential Investments LLC ("PI," or the "Manager") and each of Quantitative Management Associates LLC ("QMA"),
Prudential Investment Management, Inc. ("PIM"), and
Jennison Associates LLC ("Jennison") (each, a "Subadviser," and collectively, the "Subadvisers") for the Portfolio (the
"Subadvisory Agreement").

Under the Subadvisory Agreement, each of QMA, Jennison and
PIM may provide "Additional Services" and/or "Management
Services" to the Portfolio. Additional Services allow PI to: (i) receive investment advice, asset allocation advice, and research services from one or more of the Subadvisers with respect to the Portfolio. Management Services allow PI to grant investment management authority for all or a portion of the Portfolio's assets to one or more of the Subadvisers

Although QMA, Jennison and PIM have been appointed to serve as subadvisers to each Portfolio, the Manager currently utilizes only QMA as a subadviser. QMA provides Additional
Services relating to the underlying asset allocations of the Portfolio. The Manager has no current plans or intention to utilize QMA to provide Management Services to the Portfolio. The Manager has no current intention to utilize Jennison or PIM to provide any Additional Services or Management Services to the Portfolios (with the exception of the Management Services that Jennison and PIM already provide to the Portfolio.

Depending on future circumstances and other factors, however, the Manager, in its discretion, and subject to further approval by the Board, may in the future elect to utilize QMA, Jennison or PIM to provide Additional Services or Management services to the Portfolio, consistent with the terms of the Subadvisory Agreement. To reflect this change, the following modifications will be made to the Fund's Prospectus:

1. The section entitled Risk/Return Summary- Investment
Objectives and Principal Strategies-Diversified
Conservative Growth Portfolio is hereby deleted and replaced with the following:


PSFSUP1-DCG



Diversified Conservative Growth Portfolio

Investment Objective: current income and a reasonable level of capital appreciation.

We invest in a diversified portfolio of debt and equity securities. Up to 35% of the Portfolio's total assets may be invested in high-yield/high-risk debt securities, which are riskier than high-grade securities. The Portfolio may invest in foreign securities, including debt obligations of issuers in emerging markets. While we make every effort to achieve our objective, we can't guarantee success and it is possible that you could lose money.

PRINCIPAL RISKS:
.. asset-backed securities risk
.. company risk
.. credit risk
.. derivatives risk
.. foreign investment risk
.. high yield risk
.. hedging risk
.. inflation-indexed securities risk
.. interest rate risk
.. leveraging risk
.. liquidity risk
.. management risk
.. market risk
.. mortgage risk
.. portfolio turnover risk
.. prepayment risk
.. short sales risk
.. U.S. government and agency securities risk
.. Yankee obligations risk

The Portfolio is managed by Pacific Investment
Management Company LLC ("PIMCO"), Prudential
Investment Management, Inc.("PIM"), Jennison
Associates LLC ("Jennison"), Quantitative Management
Associates LLC ("QMA"), EARNEST Partners LLC
("EARNEST")and RS Investment Management Co. LLC ("RS," each a "Subadviser," together "the Subadvisers").

Each of QMA, Jennison and PIM may provide "Additional
Services" and/or "Management Services" to the Portfolio. Additional Services allow PI to: (i) receive investment advice, asset allocation advice, and research services from one or more of the Subadvisers with respect to the Portfolio. Management
Services allow PI to grant investment management authority for all or a portion of the Portfolio's assets to one or more of the Subadvisers



PSFSUP1-DCG



Although QMA, Jennison and PIM have been appointed to serve as subadvisers to the Portfolio, only QMA presently provides Additional Services to the Portfolio. The Manager has no current intention to utilize Jennison or PIM to provide any Additional Services to the Portfolio. Jennison and PIM presently provide Management Services to the Portfolio.

Depending on future circumstances and other factors, however, the Manager, in its discretion, and subject to further approval by the Board, may in the future elect to utilize QMA, Jennison or PIM to provide
Additional Services and/or Management services to the Portfolio, as applicable.

2. The entries in the table under the heading Investment
Subadvisers referring to the Diversified Conservative
Growth Portfolio are hereby deleted and replaced with the following:

INVESTMENT SUBADVISERS
PORTFOLIO                      SUBADVISER

Diversified Conservative       Jennison Associates LLC
Growth Portfolio               EARNEST Partners LLC
                               Pacific Investment Management Company,
                                  LLC (PIMCO)
                               RS Investment Management Co. LLC
                               Prudential Investment Management, Inc.
                               Quantitative Management Associates LLC


II. The section of the Prospectus entitled "Fees And Expenses Of
The Portfolios" is hereby revised by deleting footnote (3) to the table entitled "Class II Shares: Annual Portfolio Operating
Expenses" in its entirety.



PSFSUP1-DCG